UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2008

IDT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-16371	22-3415036
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Broad Street Newark, New Jersey	07102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 438-1000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On August 6, 2008, IDT Corporation (the “Registrant”) disclosed that, it and the IRS had signed the notices of Income Tax Examination Changes that the Registrant received from the IRS in June and August 2008 (the “Notices”). The Notices claimed that, for the period covered by the review, the Registrant owed approximately $75 million in taxes for the period ending July 31, 2001 and approximately $1 million for adjustments carried forward to the years 2005 and 2006 (which amounts do not include applicable interest).

On August 27, 2008, the Registrant disclosed that it had received a Notice of Tax Due from the IRS setting the interest owed on the obligations set forth in the Notices at approximately $39.5 million. Through the date hereof, the Registrant has paid to the IRS an aggregate of $50 million in respect of the obligations set forth in the Notices.

On December 8, 2008, the Registrant and the IRS entered into an installment agreement whereby the Registrant has agreed to pay $55 million of the remaining $67 million owed to the IRS by mid-February, 2009 and the remaining balance by mid-June, 2009. Interest and penalties will continue to accrue on any unpaid amounts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDT CORPORATION

By:	/s/ James A. Courter

Name:	James A. Courter
Title:	Chief Executive Officer

Dated: December 8, 2008

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